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                                                                    Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                 INVESCO VAN KAMPEN TRUST FOR INSURED MUNICIPALS

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen Trust for Insured Municipals was held on Friday, July 16, 2010 and was adjourned until August 13, 2010. The Meeting on August 13, 2010 was held for the following purpose:

(1) Elect four Class III Trustees, three by the holders of the Common Shares and one by the holders of the Preferred Shares, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The results of the voting on the above matters were as follows:

                                                                   Votes
Matter                                               Votes For   Withheld
------                                               ---------   --------
(1) R. Craig Kennedy .............................   8,744,117    155,206
    Jack E. Nelson ...............................   8,686,103    213,220
    Colin D. Meadows .............................   8,679,666    219,657
    Hugo F. Sonnenschein (P) .....................         984        425

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(P)  Election of trustee by preferred shareholders only.